UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : October 17, 2001

Timberline Software Corporation

(Exact Name of Registrant as specified in its charter)

Oregon	0-16376	93-0748489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15195 N.W. Greenbrier Parkway, Beaverton, Oregon	97006-5701
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code : (503) 690-6775

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.

(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index :
Exhibit
99	Press Release dated October 17, 2001

Item 9. Regulation FD Disclosure

On October 17, 2001, Timberline Software Corporation issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended September 30, 2001.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIMBERLINE SOFTWARE CORPORATION (Registrant)
Date: October 17, 2001	By: /s/ Carl C. Asai Carl C. Asai, Senior Vice President and Chief Financial Officer

TIMBERLINE REPORTS THIRD QUARTER RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Beaverton, Oregon - October 17, 2001 - Timberline Software Corporation (NASDAQ: TMBS), a leading supplier of accounting, cost estimating and service management software for the construction and property management industries, today reported higher third quarter revenue, but lower earnings than in the same period last year. The Company also declared its regular quarterly cash dividend.

Revenue for the quarter ended September 30, 2001 was $14,273,000, an increase of 10% from $13,023,000 for the same quarter a year ago. Net income for the quarter decreased to $119,000 or $.01 per diluted share compared to net income of $782,000 or $.06 per diluted share for the third quarter of 2000.

For the nine months ended September 30, 2001, the Company's net income decreased to $1,137,000 or $.10 per diluted share on revenue of $42.7 million compared to net income of $2,319,000 or $.18 per diluted share on revenue of $37.5 million.

"Our overall revenue continues to exceed last year's pace and service revenue is at a record level," said Curtis Peltz, Timberline's President and Chief Executive Officer. "For the first time this year, quarterly software revenue did not exceed last year's quarterly amount, as the tragic events on September 11 and the economic slowdown impacted our ability to close business. Our earnings were lower as a result of this and our continuing investment in our strategy to extend our market dominance."

Service fees increased 23% to a record quarterly amount of $8,457,000 in the third quarter of 2001 from $6,900,000 for the same quarter a year ago. Software license revenue decreased 5% to $5,661,000 in the third quarter of 2001 from $5,978,000 in 2000.

Operating expenses for the quarter increased 18% to $12,793,000 in 2001 from $10,866,000 in 2000. The increases were primarily due to personnel additions during the latter part of last year and the first part of this year to execute the Company's strategy of rebuilding its software revenue and maintaining the growth in its service revenue. This includes the development of new product functionality, targeted sales and marketing initiatives and the ongoing process of improving the quality of service to customers. On a sequential quarterly basis, third quarter operating expenses remained relatively flat in comparison to the second quarter, increasing about 2%.

The Company's financial position remains strong with $8.0 million in cash and temporary investments and no long-term debt at September 30, 2001. Cash and temporary investments decreased since the beginning of the year due to the Company's investment in product development on new applications, equipment purchases, dividends and share repurchases which occurred during the first quarter.

The Company's Board of Directors declared the regular quarterly cash dividend of $.04 per share payable November 16, 2001 to shareholders of record on November 2, 2001.

BUSINESS OUTLOOK FOR THE FOURTH QUARTER 2001

Our previous guidance for the second half of 2001 was based on the absence of an economic downturn that negatively impacted software purchases. The tragic events that took place in the U.S. on September 11 and the uncertainty related to the recovery of the U.S. economy had a negative impact on third quarter software revenue and earnings. For the fourth quarter this year, absent any further decline in the economy that will negatively impact software purchases for the remainder of this year, the Company expects earnings per share for the fourth quarter to meet or slightly exceed the amount reported in the same period last year.

The above estimates are made by the Company's management based on current expectations and information available at this time. In making these estimates, the Company assumes no burden to update these estimates, even if it appears actual results will differ materially from these estimates.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call today at 1:30 p.m. PDT to review its financial results for the quarter. Interested parties may listen to the call in real-time on the Internet by accessing the Company's web site at www.timberline.com. A recording of the call will be available for future listening on the Company's web site shortly after the conference call has been completed. Interested parties may also listen to a recording of the conference call, shortly after the conference call has concluded, by dialing (888) 203-1112 with the passcode 601121. Both of these recordings will be available through October 31, 2001.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Specific forward-looking statements in this press release include the Company's estimate of software license and service fee revenue, operating expenses and net income. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, general economic conditions in the U.S., growth in the U.S. construction industry, demand for the Company's products and services, impact of competitive products and pricing, timing of the release of the Company's new products or enhancements to its current software products, acceptance in the market place of the Company's new products and enhancements, and other factors set forth from time to time in the Company's filings with the SEC, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

Note: Transmitted on PR Newswire @ 1:05 PM PDT, October 17, 2001

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts in thousands, except per share data)
	Nine Months Ended Sep 30,		Quarter Ended Sep 30,
	2001	2000	2001	2000
Net revenue:
Computer software	$ 18,255	$ 16,664	$ 5,661	$ 5,978
Service fees	23,856	20,175	8,457	6,900
Other	603	665	155	145
Net revenue	42,714	37,504	14,273	13,023

Cost and expenses:
Cost of revenue	4,074	3,785	1,420	1,173
Client services	10,747	9,140	3,682	3,194
Product development	12,478	9,865	4,321	3,482
Sales and marketing	8,561	7,020	2,817	2,555
General and administrative	5,592	4,858	1,973	1,635
Total cost and expenses	41,452	34,668	14,213	12,039
Operating income	1,262	2,836	60	984
Other income	364	816	109	247
Income before income taxes	1,626	3,652	169	1,231
Provision for income taxes	489	1,333	50	449
Net income	$ 1,137	$ 2,319	$ 119	$ 782
Earnings per share:
Basic	$ 0.10	$ 0.18	$ 0.01	$ 0.06
Diluted	0.10	0.18	0.01	0.06
Weighted-average common shares outstanding, used in computing earnings per share:
Basic	11,672	12,751	11,655	12,626
Diluted	11,894	12,992	11,974	12,805

TIMBERLINE SOFTWARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts in thousands)
	Sep 30, 2001	Dec 31, 2000
Assets
Current assets:
Cash and temporary investments	$ 8,040	$ 11,865
Accounts receivable	6,517	5,183
Other current assets	3,525	3,033
Total current assets	18,082	20,081
Property and equipment	21,569	21,834
Capitalized software costs	9,852	6,827
Other assets	307	226
Total assets	$ 49,810	$ 48,968
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,165	$ 1,532
Deferred revenues	16,343	15,415
Other current liabilities	2,558	3,167
Total current liabilities	20,066	20,114

Deferred credits	5,035	3,492
Shareholders' equity:
Common stock	350	353
Additional paid in capital	5,343	5,297
Accumulated other comprehensive income	66	20
Retained earnings	18,950	19,692
Total shareholders' equity	24,709	25,362
Total liabilities and shareholders' equity	$ 49,810	$ 48,968